Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statements (Form S-8 No. 333-191788 and 333-201100) pertaining to the Amended and Reinstated 2008 Share Incentive Plan of LightInTheBox Holding Co., Ltd.,

(2)         Registration Statement (Form S-8 No. 333-232411) pertaining to the Amended and Reinstated 2019 Share Incentive Plan of LightInTheBox Holding Co., Ltd., and

(3)         Registration Statement (Form F-3 No. 333-21200) pertaining to the proposed sale from time to time by the shareholders of LightInTheBox Holding Co., Ltd.;

of our report dated May 1, 2020, with respect to the consolidated financial statements of LightInTheBox Holding Co., Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

May 1, 2020